Exhibit 99.1

PRESS RELEASE OF TRILINC GLOBAL IMPACT FUND, LLC

Los Angeles, CA (July 28, 2017) - TriLinc Global Impact Fund (“TriLinc” or the “Company”) announced today that it recently approved $19.7 million in term loan and trade finance transactions, bringing total financing commitments as of June 30, 2017 to $296.7 million for business expansion and socioeconomic development through its holdings in Sub-Saharan Africa, Latin America, and Southeast Asia. The transaction details are summarized below.

TriLinc is an impact investing fund that provides growth-stage loans and trade finance to established small and medium enterprises (“SMEs”) in developing economies where access to affordable capital is significantly limited.  Impact Investing is defined as investing with the specific objective of achieving a competitive financial return as well as creating positive, measurable impact in communities across the globe.

TriLinc recently approved $19.7 million in term loan and trade finance transactions that meet the Company’s requirements for underwriting, economic development, and societal advancement, as described below:

On June 1, 2017, the Company funded $810,043 as part of an existing $8,000,000 senior secured revolving receivables trade finance facility to a global metals trader based in the United Kingdom and operating in Africa. With an interest rate of six month Libor + 6.00%, the transaction is set to mature on December 31, 2017, and is secured by a bill of exchange and sales contracts. TriLinc’s financing will facilitate the trade of London Metal Exchange registered, full plate nickel cathodes, which are used extensively as inputs in infrastructure development projects worldwide.

On June 1, 2017, the Company funded $5,000,000 as part of a new $5,000,000 senior secured purchase and repurchase trade finance facility with the Singaporean agricultural products exporter operating in Sub-Saharan Africa. Priced at 7.50%, the transaction is set to mature on February 28, 2018 and is secured by finished agricultural product inventory. It is anticipated that TriLinc’s financing will support productivity improvements and competitiveness enhancements in the agricultural sector throughout East Africa.

Between June 2 and June 8, 2017, the Company funded two separate transactions, totaling $5,332,336, as part of a new $2,000,000 bridge loan facility and a $3,332,336 senior secured three-year term loan facility to an Indonesian vessel operator working under contract with a large local tin producer. With a fixed interest rate of 11.00% and 11.50% respectively, the transactions are set to mature between March 5, 2018 and June 8, 2020 and are secured by first ranking mortgage over two dredger vessels, as well as other collateral. TriLinc’s financing will support capacity-building initiatives for local crewmembers within the sector.

Between June 2 and June 30, 2017, TriLinc funded six separate transactions, totaling $2,469,000, as part of an existing $5,000,000 revolving trade finance facility with a Dolphin-Safe certified Ecuadorian tuna processor and exporter.  Priced at 9.50%, the transactions are set to mature on June 8, 2018 and are secured by inventory and accounts receivable.  TriLinc’s financing will support the borrower’s job creation efforts, as the borrower anticipates that it will increase its processing capacity by 30% in the next three years, requiring another work shift and a substantial increase in its workforce.  The borrower is dedicated to the wellbeing of its employees, as shown by offering them extensive training programs upon hiring, and performing human resource studies to measure the happiness and efficiency of its employees.

Between June 5 and June 30, 2017, TriLinc funded nine separate transactions, totaling $5,623,000, as part of an existing $9,000,000 revolving trade finance facility with an Ecuadorian shrimp exporter, whose local suppliers of farm-raised shrimp are all licensed by INP, an Ecuadorian institute specializing in biological, technological, and economic research aimed at the management and development of sustainable fisheries. With a fixed interest rate of 9.25%, the transactions are set to mature between October 22, 2017 and October 22, 2018.  The financings are secured by inventory, accounts receivable, and purchase contracts.  The borrower uses state-of-the-art, cost-efficient cooling and freezing equipment to preserve the quality of its product and reduce its environmental footprint. TriLinc’s financing will support the borrower’s position as Ecuador’s seventh-largest shrimp exporter, and strengthen the borrower’s ability to offer competitive wages, health services, and childcare support to its employees.

Between June 9 and June 14, 2017, TriLinc funded two transactions, totaling $127,440, as part of an existing $2,500,000 revolving trade finance facility with a family-owned Uruguayan citrus producer that specializes in growing, processing, packing, and exporting citrus fruits, juice concentrate, and essential oils. The borrower is certified under the guidelines of Tesco Nurture and Unilever’s sustainable agriculture code, demonstrating its commitment to operating in an environmentally responsible manner. With a fixed rate of 9.00%, the transactions are set to mature between June 4, 2018 and June 14, 2018 and are secured by inventory. The borrower anticipates that TriLinc’s financing will support its efforts in increasing agricultural production to meet the demand stemming from new international markets, thereby facilitating export diversification in Uruguay.

On June 27, 2017, TriLinc funded $297,433 as part of a new $3,750,000 trade finance facility with a grain processor, established in the Cayman Islands, that operates in Uganda. With an interest rate of three month Libor + 9.50%, the transaction is set to mature on December 31, 2017 and is secured by maize inventory and receivables. The borrower sources 80% of its maize from local farmers through one of the company’s holdings which provides market, agricultural, and financial services to smallholder maize farmers in western and southern Uganda. By improving farmers’ access to reliable and value-responsive pricing for their products, the company is encouraging farmers to use quality inputs and equipment to maximize their crop yield and productivity, therefore aiding in increasing food security in the region. The Company’s main offtakers, located across Uganda, Kenya, and Rwanda, use the maize to produce products, such as nutrient enriched ready-to-use therapeutic food, to meet the nutritional demand of the region’s growing population.

“One of TriLinc’s recent investments in Sub-Saharan Africa demonstrates our commitment to financing companies that are driving the sustainable development of the agricultural supply chain,” said Gloria Nelund, CEO of TriLinc.  “These types of transactions enhance TriLinc’s economic development thesis through supporting local growth industries that seek to generate both positive economic and social benefits.”

About TriLinc Global Impact Fund

TriLinc is a non-traded, externally managed, limited liability company that makes impact investments in SMEs in developing economies that provide the opportunity to achieve both competitive financial returns and positive measurable impact.  TriLinc invests in SMEs through experienced local market sub-advisors, and expects to create a diversified portfolio of financial assets consisting primarily of collateralized private debt instruments.  In addition, the Company aggregates and analyzes social, economic, and environmental impact data to track progress and measure success against stated objectives.